Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-119842, 333-173778, 333-203545, 333-224811, 333-227568, 333-248325, 333-260590, and 333-268358 on Form S-8 and Nos. 333-98981, 333-119858, 333-164440, and 333-270720 on Form S-3 of our reports dated April 27, 2023, relating to the financial statements of CalAmp Corp. and subsidiaries and the effectiveness of CalAmp Corp. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended February 28, 2023.

/s/ Deloitte & Touche LLP

Costa Mesa, CA

April 27, 2023